UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): Febriary 2, 2016

NORTHSTAR ELECTRONICS, INC.

 (Exact name of registrant as specified in charter)

Delaware

(State or other jurisdiction of incorporation)

333-90031                    33-0803434

 (Commission File Number)      (IRS Employer Identification No.)

Suite # 410 - 409 Granville Street,

Vancouver, British Columbia, Canada V6C 1T2

(Address of principal executive offices and zip Code)

(604) 685 0364

(Registrant's telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR  240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 - Other Events

On February 2, 2016 Northstar Electronics, Inc. ('the Company') published a press releases updating its operations which is attached below:

Northstar Electronics, Inc. Provides Shareholders Letter On Corporate Operations

Northstar Electronics, Inc. (OTC Pink: NEIK), a product development corporation, working in the aviation, defense, and marine industries, announces a shareholder letter regarding NEIK's on-going operations.

The shareholders letter is attached below:

Dear Shareholders,

As you are aware, we are taking Northstar in a new direction, one in which the Company is making and selling its own systems rather than being a contract manufacturer. We are now expanding into the growing aviation manufacturing and distribution industry, which is an excellent fit for the talent pool in and around the company.

The Company became the majority owner of a newly formed company, Northstar Sealand Enterprises Ltd. (NSEL), in early 2015 and, since then, NSEL has constituted the operational side of Northstar.

We at Northstar and NSEL have set corporate goals for 2016 which we believe are realistic and accretive in revenue creation.

A high priority for Northstar is to become current with its 1933 Act reporting requirements with the Securities and Exchange Commission (SEC). Our goal for 2016 Q1 is to complete the financial statements in arrears, file with the US SEC EDGAR Filing Division and return to the OTCQB trading platform.

We believe that in 2016 Q1/Q2, NSEL should complete negotiations with an international aerospace company and sign an agreement for the rights to a single engine turboprop commercial aircraft. This plane has an excellent performance history and new enhancements are now being implemented. With the agreement signed, NSEL plans to initiate production and roll out a marketing program aimed at introducing the new version of the plane in the world marketplace.

Northstar has been actively pursuing a capital raise to be utilized for its own public company activities and for NSEL's operational needs. Our goal for 2016 Q1/Q2 is to use these funds to support, amongst other activities, the development of NSEL's corporate Quality Infrastructure.

In 2016 Q2, NSEL goals are to sign joint marketing agreements and appoint domestic and international sales representatives. The sales representatives and the NSEL executive team will work aggressively to make sales presentations to qualified end-user prospects with the goal of closing our first order.

In 2016 Q3/Q4, NSEL expects the international aerospace company to complete the enhancements of the prototype aircraft and to complete the overseas certification & test fly a prototype of the aircraft. Concurrently, NSEL plans to make significant progress toward North American certification. Our goal, in this period, is to ship the first aircraft to the end-user. Another goal of the NSEL sales team is to close an order for a second aircraft to be delivered in 2016 Q3/Q4.

In 2016 Q4, Northstar has the goal to raise additional working capital for investment in infrastructure and production transition to North America from overseas.

2016 looks to be a year when Northstar Electronics, Inc. establishes itself as a solid, progressive company. In 2017, we expect to build on our 2016 efforts and achieve significant sales growth. In the longer term, Northstar, through

NSEL, aims to become an international leader in the turboprop single engine manufacturing, marketing, sales, and MRO (Maintenance, Repair and Overhaul) business.

Your continued shareholder support is greatly appreciated as we move towards the production of new advanced aircraft which will have the capabilities to make it a success in the world of fire-fighting and agriculture.

Best Regards,

Wilson Russell, Ph.D.

Chairman/CEO/President

About Northstar Electronics, Inc.

Northstar was established in the late 1990's. The company has carried out design and manufacturing contracts for various divisions of Lockheed Martin Corp., including LM MS2 ( Submarine Command and Control Consoles), LM Canada ( Naval Anti-Terrorism System), LM Aeronautics ( Parts for P-3 Orion Airplane), and L-3 ( Navy Frigate Command and Control Consoles). Northstar also designed, manufacturing, and sold its own sonar based system to commercial customers.

In the past few years, we have worked towards re-establishing the company in the key areas in which it has excelled in the past and, thereby, to grow the company bigger and stronger than it was previously. To that end, we have brought together a team of world class professions who are fully dedicated to Northstar's success.

Website (under construction at this time): www.northstarelectronics.com.

Safe Harbor Statement:

This press release may include predictions, estimates, opinions or statements that might be considered "forward-looking" under the provisions of the Private Securities Litigation Reform Act of 1995. Such statements generally can be identified by phrases such as the Company or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates," or other, similar words or phrases.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTHSTAR ELECTRONICS, INC.

By:  /s/Wilson Russell

Name: Wilson Russell

Title:  President and Chief Executive Officer

Dated:February 26, 2016